Exhibit 10.1

EMPLOYMENT AGREEMENT

(Senior Executive Level)

THIS AGREEMENT made as of the 21st day of January 2016 (the "Effective Date").

BETWEEN:

Monaker Group, Inc.

(the "Company")

- and -

Omar Jimenez

(the "Executive")

WHEREAS the Company is engaged in the ownership and management of travel related services (the "Business"); and

WHEREAS the Company desires to employ Executive as defined and as per the duties set forth in Exhibit A and Executive desires to accept such employment in the Business, subject to the terms, conditions and covenants herein provided; and

WHEREAS both parties have agreed to execute, deliver and perform this Agreement;

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive agree as follows:

POSITION

1. The Company hereby employs the Executive and the Executive agrees to dedicate such attention and time as is necessary for him to perform his duties in the position as set forth in Exhibit A for the Company and will assume the role on the terms and conditions herein contained. Notwithstanding any other provision of this Agreement, Executive may continue to conduct business for other third parties that do not compete with the Company so long as such other business that is conducted does not interfere with or conflict with Executive’s duties and responsibilities for the Company. Executive agrees not to use the Company’s time, material or facilities in performance of his work for such other third parties.

The Executive shall report to the Chairman and CEO of the Company.

The Executive may also be a member of the Board as described in Exhibit A.

2. The Executive shall have such duties and responsibilities consistent with his position as a senior officer as the CEO shall reasonably determine. Initially, such duties and responsibilities will include those set forth on Exhibit B hereto.

3. The Executive shall work when requested out of the Weston, Florida offices.

4. The Executive will agree to work with other Officers including the Chairman, CEO, CTO and President of Monaker Group, Inc. to prepare budgets for the Company, develop sales and supporting reporting systems, develop new business opportunities assist with product development, technology development and help to implement the media programs in an overall effort to aid the corporation in achieving its sales and operational goals in an efficient and fiscally responsible manner.

REMUNERATION

5. Salary

The Executive shall receive a minimum base salary from the Company during his employment hereunder at the annual rate set forth in Exhibit A. This amount shall be payable in periodic installments in accordance with the usual payroll of the Company

During the Term hereof (the "Salary"), payable in accordance with the Company's payroll practices in force from time to time shall be inclusive of all applicable income, and other taxes and charges that are required by law to be withheld by the Company or the Executive.

6. Bonus

The Executive will be eligible to earn a bonus as described in Exhibit A..

7. Stock

The Company wants to incentivize the Executive to improve efficiencies, drive revenues and lower expenses. The Company shall issue to Executive shares of the Company’s common stock based upon the requirements as set forth in Exhibit A. Additionally the Executive will be eligible to participate in the Company’s Plan for stock options to be set under similar terms and conditions as those of other senior management. Note - Stock options are only granted when approved by Board.

EXPENSES

8. The Company shall pay all necessary and reasonable business expenses as approved by the Company’s Chairman which approval shall not be unreasonably withheld, and which are actually and properly incurred by the Executive in furtherance of or in connection with the Business, including without limitation, all business related travel and parking expenses, public relations expenses, mobile phone expenses, and all business related entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise). If any such expenses are paid in the first instance by the Executive, the Company shall reimburse him, subject to the receipt by the Company of statements and vouchers in a form reasonably satisfactory to the Company.

VACATION

9. The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the Company national holidays) during each contract year which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company.

TERMINATION

10.	(a) Events of Termination. The Term, the Executive’s Salary and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Company will terminate (except as otherwise provided in section 11):

(i)	upon the death of the Executive;

(ii)	upon the disability of the Executive (as defined in section 11(b)) immediately upon notice from either party to the other;

(iii)	For Cause (as defined in section 11(c)), immediately upon notice from the Company to the Executive or at such later time as such notice may specify;

(iv)	Other than For Cause, Disability or Death, immediately upon notice from the Company to the Executive or at such later time as such notice may specify;

(v)	Other than for Good Reason by Executive, immediately upon notice from the Executive to the Company or at such later time as such notice may specify; or

(vi)	For Good Reason (as defined in section 11(d)) upon not less than 10 days' prior notice from the Executive to the Company.

(b)	Definition of Disability. For the purposes of section 11(a), the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties for a period of 120 days out of 180 days, under this Agreement as determined in accordance with this section 11(b). The disability of the Executive will be determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this section 11(b) will be binding on both parties.

(c)	Definition of "For Cause". For the purposes of section 11(a), the phrase "For Cause" means: (i) the Executive's material breach of this Agreement; (ii) the Executive’s failure to substantially perform the duties of Chief Financial Officer as contemplated hereunder; (iii) the Executive's failure to substantially adhere to any reasonable written Company policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iv) the misappropriation by the Executive of a material business opportunity of the Company, including securing any undisclosed personal profit in connection with any transaction entered into on behalf of the Company; (v) the misappropriation of any of the Company's funds, property or Confidential Information; (vi) the commission of material acts of dishonesty, willfully fraudulent or criminal acts or misconduct, or other willfully wrongful acts or omissions materially adversely affecting the Company; (vii) the conviction of, the indictment for or its procedural equivalent or the entering of a guilty plea or plea of no contest with respect to any felony.

(d)	Definition of "For Good Reason." For the purposes of section 11(a), the phrase "For Good Reason" means the occurrence of any of the following for any reason (i) a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, or (ii) the Company materially breaches this Agreement or the performance of its duties and obligations hereunder and such breach is not cured within a 30-day period following written notice of such breach from Employee; or (iii) Employee's employment is terminated in connection with a Change in Control ; or (iv) there is a reduction by the Company of the Employee's total compensation as in effect immediately prior to such reduction; or (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from Weston, Florida. "Change in Control" means (a) any entity or Person not as of the date of this Agreement an employee, officer or shareholder of the Company becomes either individually or, pursuant to an express agreement among all of the members of such group, as part of a "control group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) the beneficial owner of 50% or more of the Company’s voting securities or (b) there is a liquidation of all or substantially all of the Company's assets or the Company dissolves.

(e)	Termination Pay. Effective upon the termination of this Agreement for any of the reasons set forth in section11(a), the Company shall be obligated to pay the Executive (or in the event of his death, his designated beneficiary as defined below) the amounts set forth below , as well as all business expenses recoverable under Section 8. For purposes of this section 11(e), the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(i)	Termination by the Executive For Good Reason. If the Executive terminates this Agreement For Good Reason, then the Company shall pay Executive his Salary and other benefits earned or accrued through the date of termination, plus a severance payment shall be paid to Executive in two equal monthly installments payable on the first business day of each of the two calendar months immediately following the effective date of Employee’s termination, each such installment being in an amount equal to Executive’s monthly salary. Additionally, the Company shall pay the Executive his Salary and other benefits, including shares, earned or accrued through the date of termination.

(ii)	Termination by the Company For Cause. If the Company terminates this Agreement For Cause, the Company shall pay Executive his Salary and other benefits earned or accrued through the date of termination.

(iii)	Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under section 11(a)(ii), the Company shall pay the Executive his Salary and other benefits earned or accrued through the remainder of the calendar month during which such termination is effective.

(iv)	Termination upon Death. If this Agreement is terminated because of the Executive's death, the Company shall pay Executive’s estate or designated beneficiary the Executive’s Salary and other benefits earned or accrued through the date of death.

(v)	Termination by Company Other than for Cause, Disability or Death. If the Company terminates this Agreement other than For Cause or for death or disability, then the Company shall pay Executive his Salary and other benefits earned or accrued through the date of termination, plus a severance payment shall be paid to Executive in two equal monthly installments payable on the first business day of each of the two calendar months immediately following the effective date of Employee’s termination, each such installment being in an amount equal to two months Executive’s monthly salary for each year of employment. Additionally, all shares held in escrow, or subject to vesting schedules shall accelerate and/or be released, and distributed according to the terms of relevant escrow agreement as though the vesting/release conditions had been met in the ordinary course.

(vi)	Termination by Executive Without Good Reason. If the Executive terminates this Agreement without Good Reason, then the Company shall pay Executive his Salary and other benefits earned or accrued through the date of termination.

CONFIDENTIALITY AND INTELLECTUAL PROPERTY

11.	(a) All confidential records, material, information and all trade secrets concerning the business or affairs of the Company obtained by the Executive in the course of his employment with the Company shall remain the exclusive property of the Company. During the Executive's employment or at any time thereafter, the Executive shall not divulge the contents of such confidential records, material, information or trade secrets to any person, firm or corporation other than to the Company or the Company’s qualified Executives and following the termination of his employment hereunder the Executive shall not, for any reason, use the contents of such confidential records, material, information or trade secrets for any purpose whatsoever. This Section shall survive the termination of this Agreement. This section shall not apply to any confidential records, material, information or trade secrets which as proven by written documentation:

(1)	is or becomes publicly known through the lawful action of any third party;

(2)	is disclosed without restriction to the Executive by a third party;

(3)	is known by the Executive prior to its disclosure by the Company;

(4)	is subsequently developed by the Executive, independently of records, material, information and trade secrets supplied to the Executive by the Company;

(5)	has been made available by the Company directly or indirectly to a third party without obligation of confidentiality; or

(6)	the Executive is obligated to produce as a result of a court order or pursuant to governmental or other legal action, provided that the Company shall have been given written notice of such court order or governmental or other legal action and an opportunity to appear and object.

INTELLECTUAL PROPERTY

The Executive agrees that any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable, conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any of the Company Confidential Information, after the expiration or termination of the Term) (collectively, “Inventions”) shall belong exclusively to the Company and the Executive hereby assigns to the Company all title and interest, including copyright and patent rights, thereto and waives any moral rights which the Executive may have therein. If the Executive develops, prepares or works on the design or development of Inventions that are related to the duties to the Company and specifically to the mission and goals/growth of the Company including ownership and management of travel services during the Term, the Executive will keep notes and other written records of such work, which records shall be kept on the premises of the Company and made available to the Company at all times for the purpose of evaluation and use in obtaining copyright protection or as a protective procedure. The Executive will upon request of the Company, and at the Company's expense, provide a reasonable level of assistance to the Company with respect to applications for trademarks, copyrights, patents or other forms of intellectual property protection for work on which the Executive was involved during the Term. The Executive agrees to execute such documents as are reasonable and necessary for the purpose of the Company establishing its right of ownership to such property. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U. S. C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. Executive hereby irrevocably designates counsel to the Company as Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company rights under this Section. This Section shall survive the termination of this Agreement.

Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

NON-SOLICITATION

12.	The Executive covenants and agrees with the Company that he shall not, during the term of his employment hereunder and for a period ending one year following the date of the termination (for any reason) of his employment:

(a)	directly or indirectly solicit, interfere with or endeavor to direct or entice away from the Company any person, firm or company who is or has within the preceding year been a customer, client, affiliated agency or otherwise in the habit of dealing with the Company; or

(b)	Interfere with, entice away or otherwise attempt to induce the termination of employment of any Executive of the Company.

This Section shall survive the termination of this Agreement.

NON-COMPETITION

13.	The Executive covenants and agrees with the Company that he will not (without the prior written consent of the Company which consent will not be unreasonably withheld) directly or through another person or another entity during the term of his employment hereunder and for a period of one (1) year following the date of the termination of his employment, carry on or be engaged in any business within North America which is competitive with the business of the Company, however that the non-compete shall terminate in the event of a termination of employment by Executive for Good Reason or a termination by the Company other than for Cause or disability and provided, further that under no circumstances shall Executive disclose Company confidential information.

This Section shall survive the termination of this Agreement.

INJUNCTIVE RELIEF

14.	The Executive acknowledges and agrees that the agreements and covenants in sections 12 to 14 are essential to protect the business and goodwill of the Company and that a breach by the Executive of the covenants in sections 12 to 14 hereof could result in irreparable loss to the Company which could not be adequately compensated for in damages and that the Company may have no adequate remedy at law if the Executive breaches such provisions. Consequently, if the Executive breaches any of such provisions, the Company shall have in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction without the obligation of posting a bond.

DISPUTE RESOLUTION PROCEDURE

15.	(a) The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances. Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph b below.

(b)	As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute. Within five business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within five business days of the mediator's appointment. Unless otherwise agreed upon by the parties hereto, the parties shall share the cost of the mediator's fees and expenses equally. If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for mediation, only, in accordance with the commercial mediation rules then prevailing. If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation. This Agreement contains no arbitration clause. Binding arbitration may only be used upon the mutual agreement of the parties hereto.

SEVERABILITY

16.	The parties acknowledge that the provisions of sections 12 to 14 hereof (the "Restrictive Covenants") are reasonable and valid in geographic and temporal scope and all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable. The Executive acknowledges that the Company's business extends throughout the geographical area outlined above and that the geographic scope of the covenants contained herein is reasonable.

INDEMNITY

17.	Except for acts of dishonesty, willfully fraudulent or criminal acts or other willfully wrongful acts or omissions on the part of Executive, the Company agrees to indemnify and save the Executive harmless from and against any and all damages, liabilities, claims, costs, including reasonable attorneys’ fees, charges and expenses, including any amount paid to settle any action or satisfy any judgment, incurred by him in connection with his employment or incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been an officer or Executive of the Company.

WHOLE AGREEMENT

18.	This Agreement constitutes and expresses the whole agreement of the parties hereto with respect to the employment of the Executive by the Company and with respect to any matters or things herein provided for or hereinbefore discussed or mentioned with reference to such employment. All promises, representations, collateral agreements and understandings relative thereto not incorporated herein are hereby superseded by this Agreement.

GENERAL

19.	All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by facsimile, addressed to the other party as follows:

(a)	to the Company at:	Monaker Group, Inc.
2690 Weston Road
Suite 200
Weston, FL 33331
	Attention:	William Kerby
	Facsimile No:	(954) 888-9082

(b)	to the Executive at:	Omar Jimenez
PO BOX 653737
Miami, FL 33265

or such other addresses as may be given by either of them to the other in writing from time to time.

20.	This Agreement shall be governed by and interpreted under the laws of the State of Florida without regard to principals of conflicts of law.

21.	All dollar amounts referred to in this Agreement are expressed in U.S. funds.

22.	(a) This Agreement is personal to the Executive and may not be assigned by him.

(b)	Except as aforesaid, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Executive, his heirs, executors, administrators and legal personnel representatives.

23.	Time shall be of the essence of this Agreement and of every part hereof.

24.	The parties acknowledge and agree that, except to the extent the context clearly requires otherwise, the representations, warranties and covenants set forth herein shall survive the termination or expiration of this Agreement.

25.	The parties acknowledge that each of them has read and understood this Agreement, and that each of them has been given the opportunity to obtain independent legal advice in connection with this Agreement and its terms.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Monaker Group, Inc.

By:	/s/ William Kerby
William Kerby
Chairman & CEO

/s/ Omar Jimenez
Omar Jimenez
Executive

Exhibit A

January 4th, 2016

Executive. Omar Jimenez

Section 1. Position

The Position is defined as Chief Financial Officer (CFO) and Chief Operating Officer (COO) – Monaker Group Inc. (Company) with the initial responsibilities as listed on Exhibit B.

Executive will be eligible to be elected to the Board of Directors after six months of employment. The invitation to become a member of the Board of Directors is solely at the discretion of the Chairman / CEO and other members of the Board of Directors.

Section 2. Remuneration

(a) Terms and conditions will include a starting salary will be one hundred seventy five thousand dollars ($175,000) per year, on an exempt basis, payable on a bi-weekly basis, and increasing to two hundred thousand dollars ($200,000) per year when the Company becomes profitable which is defined as that month with positive EBITDA. Also, the salary will increase by an additional thirty five thousand dollars ($35,000) upon the close of a financing with net proceeds to the Company of five million dollars ($5,000,000) or more. Additionally the Executive will have the option during the first 3 months of being paid in cash, or Monaker Common stock with the stock portion being based on $2.50 per share, issued at the completion of the first 3 months.

(b) Additionally, the Executive will receive insurance that covers medical, dental, vision and life insurance for himself with 100% of the premiums paid by the Company, and be eligible for bonus programs commensurate with other senior executives of Monaker, which are to be determined and implemented within the first year of employment (from the Effective Date herein).

(c) Executive will receive personal memberships, sponsored by the Company, in IATA, ASTA, Virtuoso and CLIA.

Section 3. Stock

1. Upon the signing of this Employment Agreement, the Executive will commence with the key duties required to be performed by the CFO / COO. The CFO / COO is an integral part of management and operations and must ensure that the goals / objectives of the corporation are realistic and achievable while at the same time providing the financial discipline to protect the organization. As an incentive to ensure that the corporation’s objectives and financial disciplines are met, the Executive will be incentivized for the structuring and implementation of processes, financial disciplines and the ultimate achievement of corporation’s financial objectives.

Bonus Payments will be made in the form of Cash and/or commons shares at the option of the executive. Such earned bonuses will be accrued throughout the quarter and paid within 10 days of the end of each quarter in which the bonus is achieved. As the first 12 months of operations are the most critical, the bonus payments are based upon growth and specific targets being achieved during the first 12 months of operations and span a of key area objectives each being independent one time target objectives.

During the first 12 months all shares earned under the bonus program are based on $2.50 per share pricing. Key bonus objectives are based on four diverse and challenging roles the CFO / COO is expected to undertake, which include:

i).Stewardship: Assist with Operator direction, financial reporting and support of Senior Management.

ii). Financial Targets: Be a catalyst for senior management in launching initiatives and assisting with achieving corporate financial targets such as EBITDA, Cash Flow or Earnings per share.

iii). Evaluation and assistance in defining and implementing ”Key Strategy” in conjunction with the CEO such that they assist with financing, clear and fair reporting, institutional/investor relations and providing market clarity to assist with the common stock price reaching reflective pricing.

iv) Other Compensation

i)	Stewardship

In conjunction with the company, the executive’s will undertake to review and improve/ implement new financial reporting programs and procedures in the first 90 days such as to allow for management to have clearly defined company goals and objectives with specific deadlines which:.

o	Ensuring unit-level performance metrics are rigorously set and support the achievement of overall company financial metrics.

o	Establish financial discipline and controls by assisting the units structure their budgets that coax the best possible performance out of business unit leaders.

o	Implementing internal controls that minimize the risky behavior.

Upon implementing the executive will have a choice of a 5,000 share bonus or a $10,000 cash bonus.

ii)	Financial Targets

The executive will undertake to assist senior management in meeting their individual goals and objectives as have previously been established by the company. To accomplish this both the reporting systems under Stewardship (above) as well as the diligent review and enforcement of reporting/accountability of the senior managements financial commitments must be adhered to. In the event the executive aids senior management in achieving the following key metrics by June 30th 2016:

-	Key product content (defined as 500,000 units of inventory targeted by March 31st.2016)
-	Launch of an integrated Nexttrip.com website (targeted by March 31st 2016)
-	Company achieves $200,000 in gross monthly revenues by June 30th 2016

OR

-	The Company achieves an EBIDTA profit in any month

Then the executive will have a choice of a 10,000 share bonus or a $20,000 cash bonus.

iii)	Key Corporate Strategies and Financial Presentations

The Executive will work with the CEO to aid in public relations, individual funding structures, corporate underwritings, institutional and investor presentations, key supplier contracts/relations. As part of this it is critical that financial presentations and reporting it is essential that the executive works closely with the corporate auditors, SEC counsel and transfer agent to ensure all financial reporting is:

-	Timely
-	Accurate
-	Fairly represents the company’s assets and liabilities in a concise manner.

For each quarter the above is accomplished (as determined at the sole discretion of the CEO) then the executive will have a choice of a 5,000 share bonus or a $10,000 cash bonus.

iv)	Other Compensation

As part of the Executive working with the CEO to aid in individual funding structures including Broker Dealer institutional and investor underwritings, the CEO will have the authority at his sole discretion to reward the Executive for assisting in the completion of any funding in excess of $3 million. If such a bonus is granted by the CEO the executive will have a choice of a 20,000 share bonus or a $40,000 cash bonus.

On the anniversary of this agreement (year 2) the company will agree to develop a new bonus incentive plan with the Executive and the Executive’s base compensation will be increased to no less than $250,000 per year thereafter.

The Company is considering admission to other stock exchanges (domestic and foreign). Upon admission to other exchanges, the Executive’s base salary will be increased to no less than $300,000.

Section 7. Disposition of Stock

If Executive desires to sell in excess of 10,000 shares of the common stock of the Company in a single transaction or in one or more related transactions at any time when the daily trading volume of the Company's stock is less than 10,000 shares, then prior to selling any such shares, Executive shall submit a written offer to the Company for the Company to acquire such shares at the market price of such shares on the date of such offer. The Company shall have five (5) calendar days in which to notify the Executive of its intent to exercise such right of first refusal and the closing of such sale shall occur within ten (10) calendar days of such notification. If the Company does not exercise such right of first refusal then the Executive shall be free to sell such shares in the open market in accordance with all applicable laws.

Section 8. Vacation

The Executive will be eligible for 3 weeks of vacation in the first year and 4 weeks vacation in subsequent years.

Exhibit B

Omar Jimenez - CFO & COO Monaker Group, Inc.

The executive has overall responsibility as CFO & COO of Monaker Group to implement systems, reporting and accountable management reports such as to help maximize growth and bottom line success of the Monaker business.

The Executive’s main responsibilities are as follows:

1. Cash Flow

As a new Chief Financial Officer, your job is to control the cash flow position throughout the company, understand the sources and uses of cash, and maintain the integrity of funds, securities and other valuable documents. You receive, have custody of, and disburse the company’s monies and securities in conjunction with the CEO. Your responsibilities include the authority to establish accounting policies and procedures for credit and collections, purchasing, payment of bills, and other financial obligations. Cash is king and the flow of cash, or cash flow, is the most important job a new CFO has in any company.

2. Company Liabilities

You will be responsible to understand all of the company’s liabilities. The company has many legal contracts, statutory & tax obligations, hidden liabilities in the form of contingencies, leases, or insurance summaries, and expectations from loan covenants and/or the board of directors. Management of these liabilities is key to the company’s financial wellbeing.

3. Company Performance

You must understand the company business model for generating customer value and translate the operational metrics into measures for performance. You will be responsible for implementing tools like the balanced scorecard, dashboards, and financial statement ratio analysis to communicate both the company’s expected and actual financial performance.

4. Department Supervision

The company is a small organization with plans for rapid growth. As the CFO you are the supervisor of Accounting, Finance, and HR. You will be required to support the company’s accounting and financial functions using job descriptions, policies, and procedures, and methods for automating document control.

5. Financial Relationships

As CFO, you establish and maintain lines of communication with investment bankers, financial analysts, and shareholders in conjunction with the CEO. You administer banking arrangements and loan agreements and maintain adequate sources of capital for the company’s current borrowings from commercial banks and other lending institutions. In addition, you invest the company’s funds and administer incentive stock option plans.

6. Finance or Raising Capital

You will assist the CEO in all financing and/or fund raising of Capital as one of your key responsibilities. As such you will be responsible for the establishment and execution of programs for the provision of capital required by the company, including negotiating the procurement of debt and equity capital and maintaining the required financial arrangements. Additionally you’ll coordinate the long-range plans of the company, assess the financial requirements implicit in these plans, and develop alternative ways in which financial requirements can be satisfied.

7. Financial Obligations

As the CFO, you need to approve all agreements concerning financial obligations, such as contracts for raw materials, IT assets, and services, and other actions requiring a commitment of financial resources.

8. Record Control

You will be responsible for the financial aspects of all company transactions including Corporate Travel agreements, Travel supplier/fulfillment Contracts, contracts, and leases. The CFO will also review and recommend insurance coverage as required (D&O, Travel, content, customer etc.) . Additionally you will ensure the maintenance of appropriate financial records, prepares required financial reports, insures audits are completed in time and statutory book closing occur. One of the primary CFO responsibilities is ensuring company compliance with financial regulations and standards, like Sarbanes, the IRS Tax Code, and GAAP (and soon, IFRS).

9. Shareholder Relations

Analysis of company shareholder relations policies, procedures, and information programs, including the annual and interim reports to shareholders and the Board of Directors, as well as recommends to the CEO of new or revised policies, procedures, or programs when needed.

10. Budgeting and Expense Control

You are responsible for overseeing the budget process, collecting the inputs, and comparing the company’s actual performance with estimates (the budget).

Such other duties as may be assigned by the CEO of Monaker from time to time.